Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen AMT-Free Quality Municipal Income Fund f/k/a Nuveen AMT-Free Municipal Income Fund

811-21213


The Registrants Charter (Declaration of Trust) was amended on October 17, 2017 to amend and restate the Statement Establishing and Fixing the Rights and Preferences of Series 5 Variable Rate Demand Preferred Shares.
Attached please find a copy of the such Amendment, filed in the Commonwealth of Massachusetts on October 17, 2017, to be used as an exhibit under Sub-Item 77Q1(a) of this Form N-SAR.